Exhibit 99.2

 Financial Results  3Q 2020

 Forward-Looking Statement  This presentation may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “believe” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: uncertainties relating to the impact of the COVID-19 pandemic, including recent increases in, and any additional waves of, COVID-19 cases and the development and availability of a vaccine and treatments for the disease, on the Corporation’s business, operations, employees, credit quality, financial condition and net income, including because of uncertainties as to the extent and duration of the pandemic and the impact of the pandemic on consumer spending, borrowing and saving habits, the underemployment and unemployment rates, which can adversely affect repayment patterns, the Puerto Rico economy and the global economy, as well as the risk that COVID-19 may exacerbate any other factor that could cause our actual results to differ materially from those expressed in or implied by any forward-looking statements; the success of our preventative actions to protect the Corporation’s information and that of its customers in response to the cyber incident that we recently experienced, including the integrity of our data and data security systems, increased mitigation costs or an adverse effect to our reputation; risks related to the effect on the Corporation and its customers of governmental, regulatory, or central bank responses to COVID-19 and the Corporation’s participation in any such responses or programs, such as the Paycheck Protection Program established by the CARES Act of 2020, including any judgments, claims, damages, penalties, fines or reputational damage resulting from claims or challenges against the Corporation by governments, regulators, customers or otherwise, relating to the Corporation’s participation in any such responses or programs; the risk that costs, expenses, and resources associated with the Corporation’s recent acquisition of BSPR may be higher than expected; the ability to successfully complete the integration of systems, procedures, and personnel of BSPR into FirstBank that are necessary to make the transaction economically successful; the risk that the Corporation may not be able to effectively integrate BSPR into the Corporation’s internal control over financial reporting; the risk that the cost savings and any other synergies from the acquisition may not be fully realized or may take longer to realize than expected, such as the risk that deposit attrition, customer loss and/or revenue loss following the acquisition may exceed expectations, including because of the impact of the COVID-19 pandemic on customers; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial problems, including a court-supervised debt restructuring process similar to U.S. bankruptcy protection undertaken pursuant to Title III of PROMESA, the designation by the PROMESA oversight board of Puerto Rico municipalities as instrumentalities covered under PROMESA, the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; changes in economic and business conditions, including those caused by the COVID-19 pandemic, including recent increases in, and any additional waves of, COVID-19 cases, or other global or regional health crises as well as past or future natural disasters, such as the earthquakes affecting Puerto Rico’s southern coast, that directly or indirectly affect the financial health of the Corporation’s customer base in the geographic areas we serve and may result in increased costs or losses of property and equipment and other assets; the impact that a slowing economy and increased unemployment or underemployment may have on the performance of our loan and lease portfolio, the market price of our investment securities, the availability of sources of funding and the demand for our products; a decrease in demand for the Corporation’s products and services, resulting in lower revenues and earnings because of the continued economic recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the deteriorating weakness of the real estate markets and of the consumer and commercial sectors, which may be exacerbated by unemployment and underemployment and government restrictions imposed as a result of the COVID-19 pandemic, including recent increases in, and any additional waves of, COVID-19 cases, and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for credit losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the impact of changes in accounting standards or assumptions in applying those standards, including the impact of the COVID-19 pandemic on the determination of the allowance for credit losses required by the new CECL accounting standard effective since January 1, 2020; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividend payments to the Corporation; adverse changes in general economic conditions in Puerto Rico, the U.S., the U.S. Virgin Islands, and the British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, including as a result of the COVID-19 pandemic and recent increases in, and any additional waves of, COVID-19 cases, which may further reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; uncertainty related to the effect of the discontinuation of the London Interbank Offered Rate at the end of 2021; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be credit-related, including additional charges to the provision for credit losses on the Corporation’s remaining $8.0 million exposure to the Puerto Rico government’s debt securities held as part of the available-for-sale securities portfolio; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and prevent cyber-security incidents, such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which most recently caused a cyber incident, and which may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of business acquisitions, such as the recent acquisition of BSPR, and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions, including as a result of the COVID-19 pandemic; the effect of changes in the interest rate environment, including as a result of the impact of the COVID-19 pandemic, including recent increases in, and any additional waves of, COVID-19 cases, on the global economy, on the Corporation’s businesses, business practices and results of operations; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of the Bank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations, and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

 Agenda  Third Quarter 2020 Highlights Aurelio Alemán, President & Chief Executive OfficerThird Quarter 2020 Results of Operations Orlando Berges, Executive Vice President & Chief Financial OfficerQuestions & Answers  3

   Third Quarter 2020 Highlights

 Third Quarter Highlights  Improved Strategic Positioning Successful acquisition of Banco Santander Puerto Rico on September 1, 2020, securing FBP’s position as the 2nd largest banking institution in a consolidated market  Fortress Balance Sheet Liquidity, reserve coverage and capital levels remain among the highest in the banking industry with ample coverage to weather the impact of disruptions caused by the pandemic  Economic Recovery Underway Unprecedented local and federal stimulus programs (~$15 billion) have bolstered liquidity in the system, in addition to over $60 billion of estimated remaining hurricane relief funding  Strong Capital Position Capital ratios remain among the highest in the banking sector. Capital actions remain a top priority as the economic environment stabilizes  Strong Core Operating Performance Pre-tax, pre-provision income over $77 million in 3Q20, up over 14% compared to 2Q 2020. Total loans grew $2.5 billion, or 26%, and deposits increased $4.5 billion, or 42%, compared to 2Q20            5

 Improved Strategic Positioning  Source: S&P Global Market Intelligence, Company Filings. Market share data as of or for the quarter ending June 30, 2020, Commissioner of Financial Institutions of Puerto Rico.  Creates a stronger competitor with greater customer penetration in Puerto Rico with 73 branches and over $12bn in deposits in Puerto Rico and the scale and breadth to better serve retail and commercial customers    FBP      AcquiredOperation  Transaction Highlights  Earnings Per Share (EPS) Accretion  Tang Book Val Per Share (TBVPS) Dilution  Cost Savings  Transaction Structure  Goodwill & Intangibles  Restructuring Expenses  At Announcement  At Closing  35% to Consensus 2020  7% dilutive to TBVPS2.5-year earnback  $48 million (pre-tax)50% 2021; 100% thereafter  No NPL ($171mm) or OREO ($46mm) acquired  CDI 1.5% amortized over 7 years SYD  $76 million (pre-tax)50% Close; 50% 2021  4% dilutive to TBVPSLess than 2-year earnback  Same; $2 mm to date; 100% over next 4 quarters  Same; $76 million (pre-tax)$25mm as of Sept; remaining over next 4 quarters  6  Same; additional $29mm reserves delivered at close  CDI 1.1% amortized over 6 years straight line  Loans  $3.1 billion  $2.6 billion  Deposits  $5.0 billion  $4.1 billion  Pro Forma Market Share / Ranking (2Q 2020)  Same

 Loan & Deposit Composition  FBP Standalone Loan Portfolio  BSPR Loan Portfolio  FBP Loan Portfolio  Commentary  FBP Standalone Deposit Mix  BSPR Deposit Mix  FBP Deposit Mix  Geographic distribution: 79% PR; 17% FL; 4% ECRNPA/Assets ratio of 1.57%NPL/Loans 1.69%  Loan to deposit ratio 78%Lower cost of interest-bearing deposits and improved funding mixGreatly expanded and enhanced customer base  $9.4bn  $2.6bn  $11.9bn  $11.0bn  $4.2bn  $15.2bn  Source: S&P Global Market Intelligence, Company Filings. Financial data as of or for the quarter ending September 30, 2020.1 3Q Information for FBP; BSPR information based on month of September and includes amortization of fair value discounts.  7  3Q 2020 Loan Yield1  3Q 2020 Total Deposit Cost1  6.05%  6.11%  6.85%  0.72%  0.47%  0.33%

Economic Recovery Underway

Relief Funds and Reopening Trends

- Government stimulus continues to play and important role in mitigating impact to businesses
  - Unprecedented local and federal stimulus programs bolstering liquidity; core deposits increased $3.7 billion, or 42% in 3Q 2020
  - Over $60 billion of hurricane & COVID relief funding



Disaster & COVID
Relief Funding[1]
($ in billions)
Estimated
Remaining
$0
$25
$50
$75
$100
Public Assit. (FEMA)
Ind Assist. (FEMA)
CDBG
Private Ins
Other
COVID (Fed & PR)

August 2020 Payroll Employment[2] figures at 92% of 2019 average

100% FBP corporate banking and 99% FBP business banking clients reopened

FBP Puerto Rico hotels portfolio at 25-45% occupancy rate as of Sept 30th

SJU passenger movement is increasing; 300k in September from 42K in April; still down 48% vs. Sept 2019

FBP Hospital portfolio occupancy ranging at 53-76% as of Sept 30th

FBP Puerto Rico Merchant/POS weekly sales up 237% during last week of Sept vs. last week March 2020; June-Sept 2020 outpacing same period in 2019

Retail Lending Activity near pre-pandemic levels:

- Originations reactivated in late-May after full lockdown in PR
- $69MM in auto loan originations in September, 12% above the 2019 average
- $45MM in mortgage loan originations in September, 36% above 2019 average
- Small/personal loans application still lagging 2019 performance

1 Source: Fiscal Plan for Commonwealth of Puerto Rico May 27, 2020
2 United States Department of Labor. Bureau of Labor Statistics, Establishment Survey

8

Relief Program Monitoring

Payment Deferral Programs

($ in millions)


Commercial Portfolio
Puerto Rico
#: 11k | $: 3,982
ECR
#: 821 | $: 186.1
Florida
#: 1,477 | $: 1,447
Mar $85.1 $1.2 $0.0
Apr $1,311.2 $30.4 $178.0
May $1,574.9 $45.9 $220.8
Jun $1,467.5 $54.3 $224.1
Jul $818.0 $53.9 $94.8
Aug $556.8 $48.4 $92.7
Sep $470.5 $43.9 $26.3
Oct $48.0 1% $14.9 8% $0.0 0%


Residential Mortgage
Puerto Rico
#: 35.6K | $: 2,931
ECR
#: 1,892 | $: 218.8
Florida
#: 2,420 | $: 545.1
Mar $202.9 $33.1 $82.5
Apr $532.1 $49.0 $103.1
May $813.8 $82.2 $10.1
Jun $752.9 $88.8 $7.9
Jul $514.7 $85.6 $22.7
Aug $536.4 $86.1 $40.1
Sep $414.6 $67.5 $29.8
Oct $11.6 0.4% $1.2 0.6% $5.6 1%


Consumer Portfolios
Puerto Rico¹
#: 347k | $: 2,491
ECR²
#: 5,978 | $: 51.1
Florida³
#: 2,296 | $: 30.1
Mar $198.1 $0.0 $2.6
Apr $852.5 $16.4 $8.0
May $946.0 $10.3 $2.2
Jun $773.2 $10.0 $0.8
Jul $232.9 $2.5 $5.8
Aug $217.8 $2.7 $1.2
Sep $165.8 $2.6 $0.3
Oct $2.0 0.1% $0.0 0.1% $0.2 1%

- Active moratoriums reduced to 0.8% of the loan portfolio as of Oct 21
- 98.9% of commercial borrowers and 94.3% of retail borrowers remain current after relief expiration, and are back to pre-pandemic payment pattern as of Oct 21
- As a result of the effects that COVID-19, certain borrowers in industries with expected longer recovery time, mostly in the Hospitality, Retail & Entertainment, could need additional relief during the stabilization period considering terms provided under Section 4013 of CARES Act
- Exposures being evaluated for potential modifications

Hotels	$205.2
Retail	$80.7
Entertainment	$31.4
Other Real Estate	$33.5

[1] Auto, Leases, Personal Loans, Small Loans, Credit Cards, Boats | [2] Auto, Personal Loans | [3] Auto

Notes: October Relief as of 10-21 | Counts and Balances as of 9-30 (RI)

9

Fortress Balance Sheet

1 First BanCorp

Ample liquidity, reserve coverage and capital post acquisition to support growth initiatives and capital deployment

Cash & Investments / Assets


24.0%
29.7%
29.5%
32.1%
1Q20
2Q20
Top Quartile Peer
3Q20

ACL on Loans / Loans


3.2%
3.6%
1.5%
3.3%
1Q20
2Q20
Top Quartile Peer
3Q20

CET1 Ratio


21.6%
21.5%
13.2%
17.2%
1Q20
2Q20
Top Quartile Peer
3Q20

- Ample liquidity to drive loan demand as economy continues reopening efforts
- Strong reserve coverage on a well-diversified loan portfolio
- Capital ratios remain among the highest in the banking sector; pro forma capital ratios remain 600-800 basis points, or $800-900 million, above regulatory "Well-Capitalized" guidelines
- Capital deployment opportunities remain a priority

1) Peer group consists of U.S. banks with assets between $10 billion and $25 billion (63 institutions). Top quartile as of 2Q 2020 as per S&P Market Intelligence.

10

 Strong Operating Metrics During Pandemic  $9,052  $9,405  $9,345  $2,551  $11,896  Loan Portfolio ($ in millions)  Loan Originations($ in millions)  Core Deposits($ in millions)  $8,887   $10,086  $10,531  $4,117  $14,648  $887  $962  $1,053  Net Interest Income($ in millions)  Pre-tax Pre-provision Income($ in millions)  Net Income($ in millions)      11

   Results of Operations

Third Quarter Highlights

($ in thousands, except per share data)

	3Q 2020 FBP Standalone	3Q 2020 Acquired Operation	3Q 2020 Other Transactions	3Q 2020 Consolidated Results	2Q 2020	Variance
Net Interest Income	$ 134,659	$ 14,037	$ -	**$ 148,696**	$ 135,210	$ 13,486
Provision for Credit Losses	8,032	-	-	**8,032**	39,014	(30,982)
Provision for Acquired Non-PCD Portfolio	-	-	38,882	**38,882**	-	38,882
Net Interest Income after Provision	126,627	14,037	(38,882)	**101,782**	96,196	5,586
Non Interest Income	22,861	1,785	-	**24,646**	21,047	3,599
Gain on Sale of Securities	-	-	5,288	**5,288**	(155)	5,443
Non Interest Income	22,861	1,785	5,288	**29,934**	20,892	9,042
Non Interest Expenses	86,390	10,677	-	**97,067**	86,884	10,183
Merger & Restructuring Costs	-	-	10,441	**10,441**	2,902	7,539
Non Interest Expenses	86,390	10,677	10,441	**107,508**	89,786	17,722
Net Income before Taxes	63,098	5,145	(44,035)	**24,208**	27,302	(3,094)
Income Tax (Expense) Benefit	(18,801)	(1,692)	16,898	**(3,595)**	(6,046)	2,451
DTA Valuation Allowance Reversal	-	-	8,000	**8,000**	-	
Net income (loss)	**$ 44,297**	**$ 3,453**	**$ (19,137)**	**$ 28,613**	**$ 21,256**	**$ 7,357**

Select Financial Information	3Q 2020	2Q 2020	Variance
Adjusted net income	$ 22,358	$ 21,950	$ 408
Adjusted EPS	$ 0.10	$ 0.10	$ -
Adjusted Pre-tax, pre-provision income	$ 77,143	$ 67,334	$ 9,809
Fully diluted EPS	$ 0.13	$ 0.09	$ 0.04
Book value per share	$ 10.03	$ 9.99	$ 0.04
Tangible book value per share	$ 9.67	$ 9.83	$ (0.16)
Common stock price	$ 5.22	$ 5.59	$ (0.37)
Net Interest Margin (GAAP)	3.93%	4.22%	-0.29%
Efficiency ratio	60.2%	57.5%	2.7%

13

Net Interest Income  Key Highlights  Net Interest Income ($ millions)  3Q 2020 net interest income increased by $13.5 million to $148.7 millionApproximately $14.0 million of the increase was related to the acquisition of BSPR which added $2.6 billion of loans and $1.1 billion of investment securities, partially offset by lower average loan and investment yieldsNIM was 3.93% for 3Q 2020, compared to 4.22% 2Q 2020, reflecting, among other things, the effects of a lower interest rate environment on variable-rate commercial loans, MBS accelerated prepayment rates, and a higher proportion of low-yielding assets to total interest-earning assets, partially offset by a lower cost of deposits and higher loan accretion income The acquisition of BSPR had a one basis point dilutive impact to NIM, as the adverse impact of low yields on acquired investment securities and interest-bearing cash balances was offset by loan accretion income  14

 Non-Interest Income  Non-interest income for 3Q 2020 amounted to $29.9 million, compared to $20.9 million for 2Q 2020. The $9.0 million increase was primarily due to: A $5.3 million gain on sales of approximately $116.6 million of available-for-sale U.S. agencies MBS and $803.3 million of available-for-sale U.S. Treasury NotesA $3.4 million increase in revenues from mortgage banking activities, driven by a $4.5 million increase in realized gains on sales of residential mortgage loans in the secondary marketA $2.8 million increase in transactional fee income from credit and debit cards activity, primarily reflecting higher volume associated with the gradual reopening of businesses and resumption of economic activityA $1.4 million increase in service charges on deposits, including an increase of $1.1 million related to deposit accounts acquired from BSPRPartially offset by the $5.0 million benefit recorded in the second quarter of 2020 resulting from the final settlement of the Corporation’s business interruption insurance claim related to lost profits caused by Hurricanes Irma and Maria in 2017  Non-Interest Income ($ millions)  $20.9  $24.4  $30.2  $28.0  $21.4  Key Highlights  $2.0  $29.9  15

 Non-Interest Expense  Non-interest expenses amounted to $107.5 million in 3Q 2020, an increase of $17.7 million from $89.8 million in 2Q 2020Merger and restructuring costs associated with the acquisition of BSPR of $10.4 million for 3Q 2020, compared to $2.9 million for 2Q 2020 COVID-19 pandemic-related expenses of $1.0 million for 3Q 2020, compared to $3.0 million for 2Q 2020 Credit Related expenses (OREO & Collections, Appraisals and Other) amounted to $2.3 million in 3Q 2020 compared to $2.2 million in 2Q 2020On a non-GAAP basis, adjusted non-interest expenses, excluding the effect of the items mentioned above, amounted to $93.8 million for 3Q 2020, compared to $81.7 million for 2Q 2020. The $12.1 million increase in adjusted non-interest expenses reflects a $10.7 million increase resulting from the acquisition of BSPR and volume-related expense increases related to the reopening of business activities  Non-Interest Expense ($ millions)  $107.5  $92.2  $89.8  $92.8  $102.3  Key Highlights  16  $96.8

 Significant ACL Levels  Evolution of ACL ($ in millions) & ACL on Loans to Total Loans (%)  The allowance for credit losses (ACL) on loans increased by $65 million during 3Q 2020 to $385 million$66 million of this increase was related to the CECL impact of the BSPR acquisition. $29 million impact was related to the gross-up of the credit discount on the purchase credit deteriorated (PCD) loans, while $37 million was related to the non-PCD day-1 CECL impactThe ratio of the ACL for loans and finance leases to total loans held for investment was 3.25% as of September 30, 2020, compared to 3.41% as of June 30, 2020. Excluding PPP loans the ACL to loans was 3.38%The ratio of the allowance to NPLs held for investment was 191.2% as of 3Q 2020 compared to 156.5% as of 2Q 2020  Key Highlights  17

 Asset Quality  Non-Performing Assets ($ millions)  Total nonaccrual loans decreased by $2.7 million to $201.3 million as of 3Q 2020, compared to $204.0 million as of 2Q 2020The decrease in NPAs was driven by:$7.3 million decrease in the OREO portfolio balance. The decrease was driven by sales of $6.9 million, primarily residential OREO properties in the Puerto Rico region$3.2 million decrease in nonaccrual consumer loans, primarily auto loans and small personal loans, driven by charge-offs and collections recorded in 3Q 2020Inflows to nonaccrual loans held for investment were $18.4 million, a $7.7 million increase compared to inflows of $10.7 million in 2Q 2020.   Total NPAs decreased by $10.5 million to $293 million or 1.57% of assets  Migration Trend ($ millions)  18

 Capital Ratios  Total stockholders’ equity amounted to $2.2 billion as of September 30, 2020, an increase of $10.4 million from June 30, 2020. The increase was driven by earnings generated in the third quarter, partially offset by common and preferred stock dividends declared in the second quarter totaling $11.0 million.   Key Highlights  19

   Exhibits

 Third Quarter 2020 Highlights: PR Government Exposure      ($ in millions)  As of September 30, 2020, the Corporation had $400.3 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $203.5 million as of June 30, 202084% of direct government exposure is to municipalities, which are supported by assigned property tax revenuesAs of September 30, 2020, the Corporation had $1,702.9 million of public sector deposits in Puerto Rico, compared to $920.1 million as of June 30, 2020Approximately 25% is from municipalities in Puerto Rico and 75% is from public corporations and the central government and agencies in Puerto Rico  21

 ($ in 000)  Third Quarter 2020 Highlights: NPL Migration  22

 Use of Non-GAAP Financial Measures  Basis of PresentationUse of Non-GAAP Financial Measures This presentation contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Tangible Common Equity Ratio and Tangible Book Value per Common Share The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosures of these financial measures may be useful also to investors. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.  23

 Use of Non-GAAP Financial Measures  Basis of PresentationUse of Non-GAAP Financial Measures This presentation contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Adjusted Pre-Tax, Pre-Provision IncomeAdjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit), the provision for loan and lease losses, as well as certain items that management believes are not reflective of core operating performance or that are not expected to reoccur with any regularity or reoccur at uncertain times and amounts. This metric is income before income taxes adjusted to exclude the provision for loan and lease losses, gains or losses on sales of investment securities and impairments, and fair value adjustments on derivatives. In addition, from time to time, earnings are adjusted also for items that management believes are not reflective of core operating performance or that are not expected to reoccur with any regularity or reoccur at uncertain times and amounts.  24

 Use of Non-GAAP Financial Measures  Basis of PresentationUse of Non-GAAP Financial Measures This presentation contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. The financial results include the following significant items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”):Quarter ended September 30, 2020Merger and restructuring costs of $10.4 million ($6.5 million after-tax) in connection with the acquisition of BSPR and related restructuring initiatives. Merger and restructuring costs in the third quarter of 2020 primarily included consulting, legal, system conversions and other integration related efforts.An $8.0 million tax benefit related to a partial reversal of the deferred tax asset valuation allowance.A $5.3 million aggregate gain on sales of approximately $116.6 million of U.S. agencies MBS and $803.3 million of U.S. Treasury Notes executed in the latter part of September. The gain on tax-exempt securities or realized at the tax-exempt international banking entity subsidiary level had no effect in the income tax expense recorded in the third quarter of 2020. Costs of $1.0 million ($0.6 million after-tax) related to the COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security matters.   25

 Use of Non-GAAP Financial Measures  Basis of PresentationUse of Non-GAAP Financial Measures This presentation contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. The financial results include the following significant items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”):Quarter ended June 30, 2020A $5.0 million ($3.1 million after-tax) benefit resulting from the final settlement of the Corporation’s business interruption insurance claim related to lost profits caused by Hurricanes Irma and Maria in 2017.Merger and restructuring costs of $2.9 million ($1.8 million after-tax) in connection with the previously announced stock purchase agreement with Santander Holdings USA, Inc. relating to the Corporation’s acquisition of BSPR and related restructuring initiatives. Merger and restructuring costs in the second quarter of 2020 primarily included consulting, legal, and other pre-conversion related efforts associated with the pending acquisition of BSPR.Costs of $3.0 million ($1.9 million after-tax) related to the COVID-19 pandemic response efforts, including approximately $1.7 million in bonuses paid to branch personnel and other essential employees for working during the pandemic, as well as other employee-related expenses such as expenses for the administration of COVID-19 tests and purchases of personal protective equipment.A $0.2 million loss realized on sales of U.S. agencies MBS. The loss, realized at the tax-exempt international banking entity subsidiary, had no effect on the income tax expense recorded in the second quarter of 2020.Quarter ended September 30, 2019A $3.0 million ($1.8 million after-tax) positive effect in earnings related to the acceleration of the discount accretion from the payoff of an acquired commercial mortgage loan. A $0.4 million ($0.2 million after-tax) benefit resulting from hurricane-related insurance recoveries related to repairs and maintenance costs incurred on facilities in the U.S. Virgin Islands.   26

 Use of Non-GAAP Financial Measures  Basis of PresentationUse of Non-GAAP Financial Measures This presentation contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. The following table the reported net income to adjusted net income, a non-GAAP financial measure that excludes the Special Items identified on prior pages as well as gains or losses on sales of investment securities and impairments:Adjusted net income (Non-GAAP)  27